Exhibit 21.1

Cornerworld Corporation

&

Subsidiaries

Those entities, which are indented, represent subsidiaries of the entity under which they are indented.

Name of Company	Jurisdiction of Formation
Cornerworld Corporation	Nevada
A. Woodland Holdings Corp.	Delaware
1. West Michigan Co-Location Services, LLC	Michigan
2. Woodland Wireless Solutions, Ltd.	Michigan
a. S Squared, LLC	Illinois
3. T2 TV, LLC	Michigan
B. Cornerworld, Inc.	Delaware
C. Enversa Companies LLC	Texas
1. MAP Telecom, LLC	Michigan
2. Tiny Dial, LLC	Delaware